Exhibit 99.1

Kaspien Holdings Inc. Reports Fiscal Fourth Quarter and Full Year 2021 Results

Focused Corporate Strategy Simplifies Operations Emphasis into High-Value Opportunities within Retail and Agency Verticals; Long-Term Plan to Generate Revenue Growth and Enhanced Profitability

SPOKANE, Wash. – April 29, 2022 – Kaspien Holdings Inc. (Nasdaq: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal fourth quarter and full year ended January 29, 2022.

Recent Operational Highlights
●
Introduced updated corporate strategy designed to generate sustained revenue growth and profitability. In recent months, Kaspien has begun implementing a long-term plan designed to realign organizational focus to the following key areas: simplified reporting structure through its Retail and Agency businesses, more deliberate engagement with higher value partners and industry verticals, and implementing greater operational rigor to drive enhanced profitability metrics.

●
Promoted CFO Brock Kowalchuk to Interim CEO, effective March 11, 2022. Kowalchuk joined Kaspien in 2018 after several years at Goldman Sachs, where he held roles of increasing responsibility. Kowalchuk, along with the rest of Kaspien’s senior leadership team, will be actively involved in implementing the Company’s new strategic plan over the coming months.

●	Received multiple industry recognitions and awards, including the following titles:
o	Addition to the Russell Microcap Index
o	MarTech Breakthrough Awards ‘Marketing Automation Innovation’ Award
o	‘Best Places to Work Inland Northwest’
o	‘Washington’s 100 Best Places to Work’
o	Silver at the ‘11th Annual Best in Biz Awards’

Management Commentary
“Over the last year and in recent months, the e-commerce landscape has dramatically shifted several times. As a team that services hundreds of businesses operating in this environment, we’ve also updated our focus to better serve our partners in today’s market while still embracing our heritage and leaning into what we do best,” said Kaspien Interim CEO Brock Kowalchuk. “Kaspien remains focused on accelerating the growth of brands on today’s leading online marketplaces, and we believe we can best achieve that goal through an increased focus on our retail and agency businesses, where we’ve historically had the most success. We will also be refining our go-to-market actions to attract larger customers in select verticals to drive more consistent revenue growth. In recognition of the challenging supply chain and global economic environment, in the near term we’ll be concentrating our efforts on increased operational rigor and risk mitigation processes. Our aim over the long term is to improve working capital and operating margins to ultimately drive profitability for our business. Our plan will require a combination of vision, pragmatism, and humanity. As of today, I believe we have the team and resources to make our vision a reality.”

Fiscal Fourth Quarter 2021 Financial Results
Results compare 2021 fiscal fourth quarter ended January 29, 2022 to 2020 fiscal fourth quarter ended January 30, 2021 unless otherwise indicated.

●
Net revenue decreased 20.9% to $36.0 million from $45.5 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to ongoing supply challenges in the Company’s Fulfillment by Amazon (“FBA”) US segment.

●
Gross profit decreased 45% to $6.1 million, or 17.0% of net revenue, from $11.2 million, or 24.6% of net revenue, in the comparable year-ago period. The decrease in gross profit was primarily attributable to the write-down of obsolete inventory and lower merchandise margin.

●
Selling, General & Administrative (“SG&A”) expenses increased 8.0% to $11.5 million or 31.9% of net revenue from $10.7 million or 23.4% of net revenue in the comparable year-ago period. The increase in SG&A expenses was primarily attributable to increased wages and marketing expenses.

●
Loss from operations was $5.4 million, compared to an income from operations of $0.6 million in the comparable year-ago period. The increase in operating loss was the result of the decline in sales and lower gross margin.

●	Net loss was $5.8 million, or $2.33 per diluted share, compared to a net loss of $0.1 million, or $0.08 per diluted share, in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $5.1 million compared to an adjusted EBITDA of $1.1 million in the comparable year-ago period.

●	As of January 29, 2022, the Company had $1.2 million in cash, compared to $1.8 million as of January 30, 2021.

●	Inventory at quarter end was $29.3 million, compared to $24.5 million as of January 30, 2021.

●
As of January 29, 2022, the Company had $10.0 million in borrowings under its credit facility and had $2.1 million available for borrowing. On March 2, 2022, the Company entered into an Amendment to its Subordinated Loan and Security Agreement with Alimco RE Ltd pursuant to which Alimco made an additional $5.0 million secured term loan with a scheduled maturity date of March 31, 2024, which is the same maturity date as the existing loans under the Subordinated Loan Agreement.

Fiscal Year 2021 Financial Results
Results compare the fiscal year ended January 29, 2022 to the fiscal year ended January 30, 2021 unless otherwise indicated.

●
Net revenue decreased 9% to $143.7 million from $158.3 million in the comparable year-ago period. This decrease in net revenue was driven by a decrease in retail revenue, slightly offset by an increase in subscriptions and other revenue.

●
Gross profit decreased 17% to $32.8 million, or 22.8% of net revenue, compared to $39.4 million, or 24.9% of net revenue, over the comparable year-ago period. The decrease in gross profit was driven by a decrease in merchandise margin and an increase in warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

			Change
(amounts in thousands)	January 29, 2022	January 30, 2021	$	%

Merchandise margin	$64,410	$73,448	$(9,038)	(11.0)%
% of net revenue	44.8%	46.4%	(1.6)%

Fulfillment fees	(21,655)	(26,046)	4,391	16.9%
Warehousing and freight	(9,982)	(7,986)	(1,996)	(24.9)%
Gross profit	$32,773	$39,416	(6,643)	(16.9)%

% of net revenue	22.8%	24.9%

●
SG&A expenses decreased 6% to $42.4 million or 29.5% of net revenue from $45.1 million or 28.5% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was due to a $2.3 million decrease in selling expenses related to the decline in net revenue and a $389,000 decline in general and administrative expenses.

●	Loss from operations totaled $9.6 million, an improvement from $5.7 million in the comparable year-ago period. The improvement in operating results was the result of the reduction in SG&A expenses.

●
Net loss was $8.0 million, or $3.28 per diluted share, compared to a loss of $3.9 million, or $2.10 per diluted share, in the comparable year-ago period. The increase in net loss was driven by the decline in sales and merchandise margin and a $3.5 million income tax benefit recorded in the prior year period that was not recognized in the current year period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $7.2 million, compared to an adjusted EBITDA loss of $3.6 million in the comparable year-ago period.

●	Cash used in operations was $14.5 million, compared to $13.4 million in the comparable year-ago period.

Key Performance Indicators (KPIs)
In recognition of the Company’s updated corporate strategy, management is revising the KPI metrics Kaspien publicly discloses to better align with the focus of its business going forward. Unless otherwise specified, KPI data has been recorded as of fiscal fourth quarter and full year end (January 29, 2022).

●
Fiscal fourth quarter 2021 GMV increased 8.0% to $79.8 million, compared to $73.9 million in the comparable year-ago period. Subscription GMV increased 56% to $42.0 million (53% of total GMV), compared to $26.9 million (36% of total GMV) in the comparable year-ago period.

Kaspien plans to file its annual Form 10-K today, April 29, 2022, in accordance with SEC filing deadlines.

About Kaspien

Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading, global e-commerce accelerator that deploys AI-driven software and end-to-end services to optimize and grow brands on Amazon, Walmart, Target, eBay, and other online marketplaces. Rebranded as Kaspien in 2020, the Company has spent more than a decade developing a marketplace growth platform of proprietary technologies that maximize supply chain resilience, optimize marketing, strengthen brand control, and provide predictive analytics. Serving a variety of brands, distributors, agencies and FBA aggregators, Kaspien accelerates growth by tailoring an extensive suite of seller services to its partners’ dynamic e-commerce needs. The Company has a long track record of success, having served over 4,000 brands in 20 countries. Kaspien’s mastery of the e-commerce space and commitment to rapid innovation has earned the trust of many leading brands. For more information, visit kaspien.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) Other (income) loss; (iii) interest expense; and (iv) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
(amounts in thousands)	2022	2021	2022	2021

Net loss	$(5,811)	$(139)	$(8,031)	$(3,892)
Income tax expense (benefit)	(18)	4	27	(3,542)
Other income (loss)	49	-	(3,481)	-
Interest expense	412	693	1,867	1,709
Loss from operations	(5,368)	558	(9,618)	(5,725)
Depreciation expense	299	586	2,468	2,139
EBITDA	$(5,069)	$1,144	$(7,150)	$(3,586)

About Key Performance Indicators
Gross Merchandise Value (“GMV”) is the total value of merchandise sold over a given time period through a customer-to-customer exchange site. For Kaspien, it is the measurement of merchandise value sold across all channels and partners within the Kaspien platform.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.

Company Contact
Ed Sapienza
Chief Financial Officer
509-202-4261
esapienza@kaspien.com

Investor Relations Contact
Gateway Investor Relations
Matt Glover and Tom Colton
949-574-3860
KSPN@gatewayir.com

-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2022	2021	2022	2021

Net revenue	$36,033	$45,546	$143,713	$158,345

Cost of sales	29,896	34,334	110,940	118,929
Gross profit	6,137	11,212	32,773	39,416
Selling, general and administrative expenses	11,505	10,654	42,391	45,141
Loss from operations	(5,368)	558	(9,618)	(5,725)
Interest expense	412	693	1,867	1,709
Other (income) loss	49	-	(3,481)	-
Loss before income tax expense	(5,829)	(135)	(8,004)	(7,434)
Income tax expense (benefit)	(18)	4	27	(3,542)
Net loss	$(5,811)	$(139)	$(8,031)	$(3,892)

BASIC AND DILUTED INCOME PER SHARE:
Basic and diluted loss per common share	$(2.33)	$(0.08)	$(3.28)	$(2.10)

Weighted average number of common shares outstanding – basic and diluted	2,493	1,825	2,448	1,849

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	January 29, 2022	January 30, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,218	$1,809
Restricted cash	1,158	1,184
Accounts receivable	2,335	2,718
Merchandise inventory	29,277	24,515
Prepaid expenses and other current assets	649	564
Total current assets	34,637	30,790

Restricted cash	2,447	3,562
Fixed assets, net	2,335	2,268
Operating lease right-of-use assets	2,144	2,742
Intangible assets, net	-	732
Cash surrender value	4,154	3,856
Other assets	965	1,342
TOTAL ASSETS	$46,682	$45,292

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$6,271	$8,894
Short-term borrowings	9,966	6,339
Accrued expenses and other current liabilities	2,362	2,512
Current portion of operating lease liabilities	649	596
Current portion of PPP loan	-	1,687
Total current liabilities	19,248	20,028

Operating lease liabilities	1,608	2,258
PPP loan	-	330
Long-term debt	4,356	5,000
Other long-term liabilities	14,185	16,187
TOTAL LIABILITIES	39,397	43,803

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,902,985 shares and 3,336,576 shares issued, respectively)	39	33
Additional paid-in capital	359,220	346,495
Treasury stock at cost (1,410,417 shares and 1,410,378 shares, respectively)	(230,170)	(230,169)
Accumulated other comprehensive loss	(910)	(2,007)
Accumulated deficit	(120,894)	(112,863)
TOTAL SHAREHOLDERS’ EQUITY	7,285	1,489
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,682	$45,292